                                                                  Exhibit (a)(1)

                            FOREVER ENTERPRISES, INC.
                           OFFER TO PURCHASE FOR CASH
                  SHARES OF ITS COMMON STOCK, $0.01 PAR VALUE,
                   HELD BY HOLDERS OF TEN (10) OR FEWER SHARES

         Forever Enterprises, Inc. is offering to purchase for cash all shares of its common stock (OTC bulletin board: FVEN.OB) held by stockholders that own 10 or fewer shares of common stock as of the close of business on November 3, 2003, subject to the terms set forth in this Offer to Purchase and in the accompanying Letter of Transmittal. Only stockholders that own 10 or fewer shares of common stock as of the close of business on the record date, November 3, 2003, are eligible to participate in this offer. If you owned less than 10 shares on that date, to be eligible for this offer, you may not have acquired more shares before you tender your shares.

         We will pay $10 per share for each share of common stock properly tendered by an eligible stockholder. This price represents a 33.33% premium over $7.50, the last reported sale price of our common stock on the OTC bulletin board on May 12, 2003, the last trading day prior to the date of this Offer to Purchase. This price also represents an 8.7% premium over the highest ever reported sale price of our common stock of $9.20 on January 8, 2002. We will pay for your shares promptly following the expiration of this offer.

         THIS OFFER WILL EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON DECEMBER 19, 2003, UNLESS EXTENDED OR TERMINATED EARLIER. WE REFER TO THIS DATE AS THE EXPIRATION DATE. WE MAY EXTEND THIS OFFER AT ANY TIME IN OUR SOLE AND ABSOLUTE DISCRETION.

         If you are an eligible stockholder and would like to accept this offer, you must tender all of your shares in the manner described in this Offer to Purchase and in the Letter of Transmittal. WE WILL NOT ACCEPT PARTIAL TENDERS. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER. This offer is not conditioned on the receipt of any minimum number of tenders.

         If, after completion of this offer, we have fewer than 300 stockholders of record, we intend to terminate the registration of our common stock under the Securities Exchange Act of 1934 and become a non-reporting company. This means that we will no longer file periodic reports with the Securities Exchange Commission, including, among other things, annual reports on Forms 10-K and quarterly reports on Form 10-Q, and we will not be subject to the SEC's proxy rules. In addition, our common stock will no longer be eligible for trading on the OTC bulletin board.

         We have not authorized any person to make any recommendation on our behalf, as to whether eligible stockholders should tender their shares pursuant to this offer, or to give any information or to make any representations in connection with this offer other than those contained in this document or in the related Letter of Transmittal. If any recommendation is made or other information is given, you should not rely on such recommendation or information as having been authorized by our Company.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         If you have any questions regarding this offer, please contact The Altman Group, Inc., the Information Agent for this Offer to Purchase, at the address and telephone number set forth on the back cover of this document. If you would like additional copies of this document, please contact the Information Agent and copies will be furnished to you promptly, free of charge. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the offer.

         PLEASE READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE MAKING ANY INVESTMENT DECISION.

             The date of this offer to purchase is November 7, 2003.

                                    IMPORTANT

         If you owned ten (10) or fewer shares of our common stock as of November 3, 2003, the record date, AND HAVE NOT ACQUIRED MORE SHARES SINCE THAT DATE, and you wish to accept this offer, there are two methods by which you can tender your shares, depending on how you hold those shares:

                  - If you hold physical certificates evidencing the shares, you should complete and sign the accompanying Letter of Transmittal in accordance with its instructions, and mail and deliver it, the certificates and any of the other required documents to American Stock Transfer & Trust Company, the Depositary for this offer, at the address set forth on the back cover of this document; or

                  - If you are a beneficial owner whose shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you should contact that broker or other record holder, as well as the Depositary, at the telephone number set forth on the back cover of this Offer to Purchase.

         For more information regarding the procedure for tendering shares, see "Terms of the Tender Offer -- Procedure for Tendering Shares."

         IF YOU HOLD MORE THAN TEN (10) SHARES OF OUR COMMON STOCK, YOU MAY NOT PARTICIPATE IN THIS OFFER.

                                SUMMARY OF TERMS

         This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this Offer to Purchase. To fully understand this offer and the other considerations that may be important in deciding whether to tender your shares, you should carefully read this Offer to Purchase in its entirety. For further information regarding Forever Enterprises, see "Where to Find Additional Information." Except as otherwise provided, the words "Forever Enterprises," the "Company," "we," "our," "ours," and "us" refer to Forever Enterprises, Inc. and its subsidiaries.

         We are offering to purchase for cash all shares of our common stock held by stockholders who own ten (10) or fewer shares of our common stock as of the close of business on the record date. The material terms and conditions of the offer are set forth below. For additional information regarding the terms of the offer, see "Terms of the Tender Offer."

                  - Only stockholders that own ten (10) or fewer shares of our common stock as of the close of business on the record date may participate in this offer. See "Terms of the Tender Offer -- General" for an explanation of how to determine the number of shares you own beneficially.

                  - This offer is voluntary; eligible stockholders may, but are not required to, tender their shares. ELIGIBLE STOCKHOLDERS WHO WISH TO ACCEPT THIS OFFER, HOWEVER, MUST TENDER ALL OF THE SHARES THEY OWN. PARTIAL TENDERS WILL NOT BE ACCEPTED.

                  - We will pay $10 for each share of our common stock that is properly tendered by an eligible holder. This price represents a 33.33 percent premium over $7.50, the last reported per share sale price of our common stock on the OTC bulletin board market on May 12, 2003, the last reported sale price prior to the date of this Offer to Purchase. This price also represents an 8.7 percent premium over the highest ever reported sale price of our common stock of $9.20 on January 8, 2002.

                  - You will not be obligated to pay any commissions in connection with the purchase of your shares pursuant to this offer.

                  - THIS OFFER WILL EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON DECEMBER 19, 2003, UNLESS EXTENDED. IN ORDER FOR YOUR TENDER TO BE ACCEPTED BY US, THE DEPOSITARY MUST RECEIVE YOUR DOCUMENTS AT OR PRIOR TO THIS TIME. WE WILL MAKE A PUBLIC ANNOUNCEMENT IF WE DECIDE TO EXTEND THE TENDER OFFER. SEE "TERMS OF THE TENDER OFFER -- EXPIRATION AND EXTENSION OF THE TENDER OFFER; AMENDMENTS."

                  - Once you tender your shares in the offer, you may not withdraw them. If, however, your shares are not properly tendered on or prior to 5:00 p.m., Central Standard Time, on the expiration date, we will have no obligation to accept your tender of your shares. If we do not accept your tender of your shares, we will return your shares to you. See "Terms of the Tender Offer -- Withdrawal Rights" and "Terms of the Tender Offer -- Conditions to the Tender Offer."

                  - If you sell your shares to us pursuant to this offer, you will no longer be a Company stockholder and will no longer have voting rights or the right to receive any dividends or other distributions that might be declared in the future.

                  - If, after completion of this offer, we have fewer than 300 stockholders of record, we intend to deregister our common stock under the Securities Exchange Act of 1934 and become a non-reporting company. This means that we will no longer file periodic reports with the SEC, including, among other things, annual reports on Form 10-K and quarterly reports on Form 10-Q, and we will no longer be subject to the SEC's proxy rules. In addition, we will have no obligation to provide periodic information to our shareholders, or to have our financial statements audited. See "Special Factors -- Effects of the Tender Offer; Plans after Completing the Tender Offer."

                  - If we terminate the registration of our common stock under the Exchange Act, our common stock will be ineligible for trading on the OTC bulletin board. Our common stock may be quoted in the "pink sheets" published by the NASD, but we do not anticipate that this will occur or that any trading market will exist for our common stock. As a result, it likely will be more difficult for our remaining stockholders to sell their shares. See "Special Factors -- Effects of the Tender Offer; Plans after Completing the Tender Offer."

                  - Since the offer is voluntary and shares will be purchased at a premium to the most recent reported market price of our common stock, we have not engaged any person or entity to issue a "fairness" or similar opinion with respect to the offer. See "Special Factors -- Our Position as to the Fairness of the Offer to Unaffiliated Stockholders. "

                  - We have not granted any stockholder any voting, appraisal or dissenter rights in connection with the offer. See "Special Factors -- Stockholder Approval, Appraisal Rights and Agreements Concerning Securities."

                  - Your receipt of cash in exchange for your shares will be a taxable transaction for United States federal income tax purposes (and possibly for state and local income tax purposes as well). You should consult with your tax advisor before tendering your shares. See "Special Factors -- Certain U.S. Federal Income Tax Consequences."

         You may contact the Information Agent if you have any additional questions or need additional copies of any of these documents or any document containing information incorporated by reference in this document. The address and telephone number of the Information Agent is set forth on the back cover of this document. See "Where You Can Find Additional Information."

                              --------------------

         Our principal executive offices are located at 10 S. Brentwood, Clayton, Missouri 63105. Our telephone number is (314) 726-3371.

                              QUESTIONS AND ANSWERS

WHO IS OFFERING TO PURCHASE MY SHARES?

         Forever Enterprises, Inc. is offering to purchase shares of its common stock held by stockholders who hold ten (10) or fewer shares as of November 3, 2003 and who have not acquired more shares since that date and before accepting this offer.

AM I ELIGIBLE TO PARTICIPATE IN THE OFFER?

         You may tender your shares only if you own ten (10) or fewer shares, whether you own your shares of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you).

         If you have questions regarding your eligibility to participate in this offer, contact the Depositary, toll free, at 1-800-937-5449. We reserve the right to make all determinations of who is eligible to participate in this tender offer.

WHAT WILL I BE PAID FOR MY COMMON STOCK?

         The purchase price being offered is $10 per share. This price represents a 33.33% premium over $7.50, the last reported sale price of our common stock on the OTC bulletin board on May 12, 2003, the last trading day prior to the date of this Offer to Purchase. This price also represents an 8.7% premium over the highest ever reported sale price of our common stock of $9.20 on January 8, 2002. The full price will be paid to you in cash. We will not pay any interest on the purchase price during the period when your shares are tendered and the date you receive your payment.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

         No. You will have no obligation to pay any commissions as a result of your participation in this offer.

WHEN WILL I RECEIVE MY MONEY?

         We will mail your check promptly after the expiration of the tender offer. Please allow sufficient time for the Postal Service to deliver your check.

DO I HAVE TO TENDER MY SHARES?

         No, you may elect to continue to hold your shares and retain your rights as a stockholder, including the right to vote your shares and to receive any dividends that might be declared in the future.

HOW DO I TENDER MY SHARES?

                  - If you are a "record holder" and hold your shares in your own name, complete and sign the Letter of Transmittal (the blue document in your package) and deliver it, along with your stock certificate(s) for all your shares, to the Depositary at its address set forth on the back cover of this Offer to Purchase. Please send your documents so that they are received at or before 5:00 p.m., Central Standard Time on December 19, 2003. Make sure you include your taxpayer identification number, which is your Social Security Number if you are an individual or your Federal Employer Identification Number if you are a corporation, partnership, trust or other entity. If you fail to do this, the proceeds from the sale of your shares may be subject to a 30% backup withholding tax.

                  - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your shares. You will need to provide them with instructions on the yellow form in your package. In addition, you may contact the Depositary, toll free, at 1-800-937-5449 for further information.

                  - If you cannot deliver your share certificates or other required documents prior to the expiration date of the tender offer, you may tender your shares by delivering the notice of guaranteed delivery (the green document in your package) followed by your certificates and other documents within three days.

         See "Terms of the Tender Offer -- Procedure for Tendering Shares" for more detailed instructions.

HOW MUCH TIME DO I HAVE TO TENDER MY SHARES?

         You may tender your shares at any time up to and including 5:00 p.m., Central Standard Time, on December 19, 2003. Your tender documents must be received in good order by the Depositary by that time. We may choose to extend the offer for any reason. If we do so, we will issue a press release by 9:00 a.m., Central Standard Time, on the business day after the previously scheduled expiration date.

CAN I TENDER LESS THAN ALL OF MY SHARES?

         No. If you wish to tender any of your shares, you must tender all of your shares. We will not accept partial tenders.

WHAT IF I HAVE LOST MY STOCK CERTIFICATE?

         If you have lost any or all of the stock certificate(s) evidencing your shares and wish to participate in the offer, please contact the Depositary, toll free, at 1-800-937-5449.

WHY ARE YOU MAKING THE OFFER?

         We are making the offer in order to reduce the number of holders of record of our common stock to less than 300 so that we can terminate the registration of our common stock under the Securities Exchange Act of 1934. By so doing, we will no longer be required to file periodic reports and proxy materials with the SEC, or be required to send periodic information to shareholders or have our financial statements audited. Preparation of these SEC reports and proxy materials, as well as the shareholder mailings and the annual audit, involve substantial costs.

         In addition, as a reporting company we are subject to a number of requirements regarding our corporate governance, many of which became effective within the past twelve months as a result of the Sarbanes-Oxley legislation enacted by Congress in the wake of Enron and other scandals. These remedial measures, while well intended, have imposed significant additional costs on public companies, and these costs, and the associated incremental demands on management's time, are particularly burdensome for small companies like us.

         By ceasing to be a reporting company, we expect to achieve substantial cost savings. In addition, we believe the offer will provide an economical means for small holders of our common stock to sell their shares at a premium to current market prices without incurring any brokerage commissions. See "Special Factors -- Purposes of the Offer" for a more detailed discussion.

WILL THE COMMON STOCK CONTINUE TO BE QUOTED ON THE OTC BULLETIN BOARD FOLLOWING THE COMPLETION OF THE OFFER?

         If this offer results in the number of our stockholders of record falling below 300 and we terminate the registration of our common stock under the Securities Exchange Act of 1934, our common stock will not continue to be eligible for listing on the OTC bulletin board. Thereafter, it is possible that our common stock may be quoted in the "pink sheets," but we do not believe this will occur or that any market will exist for our common stock. As a result, it may become even more difficult for our remaining stockholders to sell their shares. See "Special Factors -- Potential Adverse Effects of the Offer" and "Special Factors -- Effects of the Offer; Plans After Completing the Offer" for a more detailed discussion.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

         Generally, your receipt of cash in consideration for your shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local foreign and other tax purposes as well.

         Please consult with your tax advisor to determine the federal, state, local, foreign and other tax consequences of sales made by you pursuant to the offer in view of your own particular circumstances before tendering your shares. Foreign persons are urged to consult their tax advisers regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See "Certain U.S. Federal Income Tax Consequences" below for a more detailed general discussion.

WHOM CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

         If you have additional questions, you may contact the Information Agent at the address or telephone number set forth on the back cover of this document.

                       SPECIAL CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

         Certain statements made in this offer may constitute "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the beliefs of our management as well as on assumptions made by and information currently available to us at the time such statements were made. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of management's assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, our actual results may differ materially from those indicated by the forward-looking statements.

         All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. The following factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to: general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to sell our products, the market value of our investments and the lapse rate and profitability of our policies; our ability to achieve anticipated levels of operational efficiencies for acquired companies or properties, as well as through other cost-saving initiatives; mortality, morbidity, and other factors which may affect the profitability of our insurance products; the financial well-being of end consumers of our products; changes in the federal income tax laws and regulations which may affect the cost of or demand for our products; increasing competition in the sale of our products; technological change; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) sales and underwriting of insurance products to fund obligations under pre-need contracts, regulation of the sale, underwriting and pricing of insurance products and regulation of the sale and pricing of funeral home operations and products; litigation, including its inherent uncertainty; environmental matters; the availability and terms of future acquisitions; changes in accounting principles or new accounting standards; and other unforeseen circumstances. A number of these factors are discussed in this offer and our other filings with the SEC.

         Additionally, we may not be successful in identifying, acquiring, and integrating other companies or their business, implementing improved management and accounting information systems and controls and may be dependent upon additional capital and equipment purchases for future growth. There may be other risks and uncertainties that management is not able to predict.

         When used in this offer, the words "projects," "anticipates," "believes," "estimates," "expects," "intends," and similar expressions, as they relate to us are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

                                 SPECIAL FACTORS

PURPOSES OF THE OFFER

         The purposes of this offer are set forth below.

                  - TERMINATE REGISTRATION OF OUR COMMON STOCK UNDER THE EXCHANGE ACT. As a "reporting company" under the Securities Exchange Act of 1934, we are obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements that comply with
                           Section 14 of the Exchange Act. We also must have disclosure procedures that will assure appropriate management review of information that forms the basis of our SEC reports. Finally, we are subject to increased regulatory requirements that have been imposed as a result of the Sarbanes-Oxley legislation enacted by Congress in the summer of 2002 in the wake of the Enron scandal and other major revelations of corporate malfeasance.

                           The current market environment and the price of our common stock greatly hinder our ability to raise capital in the public markets. Accordingly, we believe that we derive virtually no benefit from our OTC bulletin board listing or our status as a reporting company. No major securities analyst currently reports on us and our common stock trades very infrequently and at low volumes. Moreover, management time and attention associated with the preparation of the SEC reports is considerable. We estimate that the annual expenses associated with being a reporting company are currently in excess of $234,000, consisting of the following approximate amounts:

                           Salaries, Taxes and Benefits              $   112,000
                           Directors Fees                                  6,500
                           Legal Fees                                     14,845
                           Audit Fees                                     83,000
                           Investor Relations                              9,000
                           Printing / Mailing / EDGAR Fees                 9,145
                                                                     -----------

                           Total Estimated Expense                   $   234,130
                                                                     -----------

                           If most or all eligible stockholders participate in the offer, we expect to have fewer than 300 record stockholders upon the completion of the offer. If so, we intend to terminate the registration of our common stock under the Exchange Act. After we terminate the registration of our common stock, we will no longer be required to file periodic reports or proxy statements with the SEC, will cease to be eligible for trading on the OTC bulletin board and will no longer be subject to many of the regulations imposed by the SEC pursuant to the Sarbanes-Oxley legislation. We expect that this will result in significant cost savings and allow our management to spend more time on business matters that bear a direct relationship to our operations and profitability. We believe that these cost and other savings ultimately will benefit all of our stockholders, including those ineligible to participate in the offer as well as those eligible stockholders that choose not to participate in the offer, by increasing the value of our stock. However, it will likely become more difficult to trade our stock. See "Effects of the Offer; Plans After Completing the Offer."

                  - REDUCE EXPENSES ASSOCIATED WITH ADMINISTERING SMALL STOCKHOLDER ACCOUNTS. The expense of administering the accounts of small stockholders is disproportionate to their
                                       9
                           ownership interest in us. As of the record date, we had approximately 185 stockholders of record that held 10 or fewer shares, holding an aggregate of approximately 1,841 shares of our common stock. As of the same date, an estimated 128 stockholders of record of record held 11 or more shares, holding an aggregate of approximately 6,934,218 shares of our common stock. As a result, nearly 59% of the administrative expense relating to our stockholder accounts relates to the administration of stockholder accounts constituting less than 1% of our issued and outstanding shares. Even if the record stockholder base is not reduced to below 300, we believe that every tender by a stockholder will reduce expenses going forward.

                  - PROVIDE SMALL STOCKHOLDERS AN OPPORTUNITY TO SELL THEIR SHARES AT A PREMIUM IN AN ILLIQUID TRADING MARKET WITHOUT INCURRING BROKERAGE COMMISSIONS. As the trading market for our common stock is very illiquid, it is often difficult for our stockholders to dispose of their shares when they choose. In particular, holders of small amounts of our common stock often find it uneconomical to dispose of their shares due to the minimum brokerage commissions typically charged. We believe the offer will provide a means for small holders of our common stock to sell their shares at a premium to market prices without incurring any brokerage commissions.

OUR REASONS FOR PURSUING THE OFFER AS OPPOSED TO OTHER ALTERNATIVES

         We have determined that making this offer is the best means to achieve the objectives described in "Purposes of the Offer" above. In making this determination, we also considered effecting a full tender offer, a reverse stock split and a merger. However, we concluded that all the alternatives would be significantly more expensive than an odd-lot tender offer. In addition, a merger and reverse stock split would not be preferable to this offer for the following reasons:

                  - a reverse stock split would not be voluntary, as odd-lot holders would be forced out; and

                  - both a merger and a reverse stock split would impact all stockholders rather than the target group.

         Accordingly, we concluded that this tender offer would be the least expensive and most efficient way to:

                  - reduce the number of our record stockholders and allow us to terminate the registration of our common stock and eliminate the annual accounting and legal expenses associated with complying with the periodic reporting requirements of the Securities Exchange Act and the enhanced regulatory burdens imposed pursuant to the Sarbanes-Oxley legislation;

                  - provide a means for small holders of our common stock to sell their shares at an attractive price without incurring brokerage expenses; and

                  - save on the costs of administering many small stockholder accounts.

         For these reasons, we have decided to make this offer. Moreover, we have decided to make the offer at this time because the current market price of our common stock allows us to offer eligible stockholders a purchase price that represents a substantial premium to the current market price of our common stock. See "Our Position as to the Fairness of the Offer to Unaffiliated Stockholders."

POTENTIAL ADVERSE EFFECTS OF THE OFFER

         Our board of directors also was aware of and considered the following potential adverse effects of this offer:

                  - LACK OF PUBLIC INFORMATION AND AUDITED FINANCIAL STATEMENTS. After the completion of the offer, we will no longer be required to file periodic reports with the SEC, or have our annual financial statements audited. As a result, it will be difficult for our remaining stockholders to receive timely information concerning the development of our business or our financial condition or results of operations.

                  - LOSS OF OTC BULLETIN BOARD TRADING MARKET. As indicated above, if as a result of this offer we become eligible to do so, we intend to terminate the registration of our common stock under the Securities Exchange Act and to become ineligible for trading on the OTC bulletin board. Because of the lack of significant interest in our shares and the absence of an analyst following, trading in our shares and the liquidity of the market for our shares has been limited. Becoming ineligible to trade on the OTC bulletin board may further reduce that liquidity and make it more difficult for our remaining stockholders to sell their shares.

OUR POSITION AS TO THE FAIRNESS OF THE OFFER TO UNAFFILIATED STOCKHOLDERS

         Our board of directors believes that the offer is fair to eligible stockholders that are unaffiliated with us. This belief is based on the board's consideration of the following factors:

                  - THE OFFER IS VOLUNTARY. Eligible stockholders are not required to tender their shares.

                  - THE PURCHASE PRICE BEING OFFERED REPRESENTS A PREMIUM TO THE TRADING PRICE. We are offering to pay $10 for each share of our common stock tendered in the offer by an eligible stockholder, which represents a 33.33% premium over $7.50, the last per share sale price of our common stock as quoted on the OTC bulletin board on May 12, 2003.

                  - THE PURCHASE PRICE REPRESENTS THE HIGHEST PRICE. At $10 per share, our offer price represents an 8.7% premium over the highest ever reported sale price of our common stock of $9.20 on January 8, 2002. National Heritage Enterprises, Inc. owns 98.5% of our outstanding stock. National Prearranged Services, Inc., a wholly owned subsidiary of National Heritage Enterprises, Inc., has been the most active market participant in our common stock. Of the approximately 45,400 shares traded since November 1, 2001, National Prearranged Services, Inc. was the purchaser of 10,624, or 23.4% of such shares, including its most recent purchase of 100 shares for $9.00 per share on May 12, 2003. See "Special Factors - Recent Transactions, Negotiations and Contacts" for a discussion detailing the number of securities purchased by National Prearranged Services, Inc., the average price for each quarter and the range of prices paid in each quarter for the past two years.

                  - NET BOOK VALUE. Our offer price of $10 per share represents a 1036% premium over the net book value per share of $0.88 as of September 30, 2003.

                  - NO BROKERAGE COMMISSIONS PAYABLE. Eligible stockholders who choose to participate in the offer will avoid the brokerage commissions that they would otherwise incur if they disposed of their shares in an open market transaction (although a holder will have federal and state income tax consequences, discussed below).

         Our board of directors did not attempt to estimate the liquidation value since the board considers our Company a viable business concern and does not intend to liquidate the Company after the completion of this offer. Thus, the board did not consider the liquidation value to be a relevant valuation methodology. The board of directors also did not try to assign a "going concern" value to our common stock. A going concern valuation is an attempt to value a company as an operating business. It is often expressed as the present value of future earnings of a company in the context of what returns an investor could expect to receive on his, her or its investment over a future period. The board felt that the cost of such a valuation far outweighed any benefit and that the valuation would not be material to its discussion whether the offer was fair to unaffiliated stockholders because the Company itself was not for sale, and only a small percentage of our stock may be sold.

         Our board of directors also believes that the offer is fair to our unaffiliated stockholders that are not eligible to participate in the offer or decide not to tender. This belief is based on the board's consideration of the following material factors:

                  - COST SAVINGS ASSOCIATED WITH DEREGISTRATION. We believe that the cost savings associated with the planned deregistration of our common stock will benefit stockholders who are ineligible to participate in the offer as well as those eligible stockholders that choose not to participate in the offer, because it should enhance our ability to return to profitability.

                  - INCREASED OWNERSHIP INTEREST OF REMAINING STOCKHOLDERS. Following the completion of the offer, the ownership interest of our remaining stockholders will increase and these stockholders may enjoy an increase in return on equity and earnings per share as a result of the reduced number of shares outstanding.

         The above discussion is not intended to be exhaustive, but includes the material factors upon which we based our determination that the offer is fair to our unaffiliated stockholders.

         In reaching its determination that the offer is fair to unaffiliated stockholders, our board of directors considered all factors as a whole and did not assign specific weights to particular factors, though individual directors may have given differing weights to these factors. None of the factors that our board of directors considered led the board to believe that the offer is unfair to our unaffiliated stockholders.

         Our board of directors is not aware of any offers made by any person during the past two years for (1) our merger or consolidation with or into another company, (2) the purchase of all or a substantial part of our assets or
(3) a purchase of our securities that would enable the holder to exercise control, and we have no plans or arrangements for any such transaction.

         This offer was approved by a unanimous vote of our board of directors, including our two independent directors. Given the consensus among our directors, based on the factors set forth above, that the offer is fair to our unaffiliated stockholders whether or not they are eligible to participate, our board of directors, including our independent directors, did not believe it was necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the offer or to prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered pursuant to the offer or relating to the fairness of the transaction to the Company or any stockholder. The cost of the engagement of such a representative would have exceeded the purchase price for all shares available for tender by 200% to 500%, or possibly more. Our directors deemed such engagement unnecessary because the transaction is voluntary and the purchase price to be paid in the offer represents a 33.33% premium to most recent market prices and will actually be less costly to tendering stockholders than ordinary open market sales because of the absence of brokerage commissions. Further, because neither management nor the board has any present intent in pursuing a sale of our Company, neither management nor the board solicited from third parties offers for the purchase of our stock.

         No vote of stockholders is required under Texas law, and the board of directors did not deem a vote of stockholders necessary given the voluntary nature of the transaction and because all stockholders, including those ineligible to participate in the odd-lot tender offer, have been notified of the offer and have the opportunity to sell their shares before or after completion of the offer.

         NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES.

EFFECTS OF THE OFFER; PLANS AFTER COMPLETING THE OFFER

         As of November 3, 2003, the record date, there were 313 record holders of our common stock. As of that date, there were approximately 185 holders who owned ten (10) or fewer shares of our common stock of record. Of such 185 holders, we are aware of 5 holders who beneficially own more than 10 shares. Accordingly, we believe approximately 180 holders are eligible to participate in the offer. As a result, if most or all of the eligible record holders participate in the offer, we expect that there will be less than 300 record holders of our common stock following the completion of the offer.

         If, upon the scheduled expiration of the offer, an insufficient number of stockholders have tendered to reduce the number of record holders of our common stock to less than 300, we may seek to extend the offer to allow eligible stockholders additional time to tender their shares. In addition, whether or not we extend the offer, if, following the completion of the offer, we continue to have 300 or more record holders of our common stock, we may make an additional offer to purchase shares of our common stock held by stockholders that continue to own a number of shares not exceeding 99.

         Following the completion of the offer, if we are eligible to do so, we intend to terminate the registration of our common stock under the Securities Exchange Act for the following reasons:

                  - we believe that we derive virtually no benefit from our OTC bulletin board listing or our status as an SEC reporting company;

                  - the costs associated with being a reporting company, which we estimate were approximately $233,500 in 2002 and which are likely to be in excess of $234,000 this year, are a substantial burden for our Company; and

                  - the time spent by our management on the preparation of these reports could be more productively spent on other business matters that bear a more direct relationship to our operations and profitability.

         Under applicable SEC rules, issuers are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by less than 300 persons. Once these obligations are suspended, issuers are no longer required to file periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, or to comply with the SEC's proxy rules. Because our common stock is our only class of securities outstanding, once we suspend our reporting obligations with respect to our common stock, we will have no obligation under federal securities laws to provide our stockholders with any periodic reports as to new developments in our business, our financial condition or results of operations, or to have our annual financial statements audited. Therefore, following the suspension of our reporting obligations, it will be difficult for our stockholders to obtain information about us.

         If we terminate the registration of our common stock, the shares will no longer be eligible for trading on the OTC bulletin board. Although our common stock may thereafter be quoted in the "pink sheets," we do not believe this will occur or that any market will exist for our shares. As a result, it may be even more difficult for holders to dispose of their shares.

         We estimate that there are 180 stockholders eligible to participate in the offer, holding approximately 1,791 shares of our common stock. Assuming all eligible stockholders participate, we expect to pay approximately $17,910 in aggregate consideration in the offer. As a result, we do not believe the completion of the offer will have a material effect on our financial condition or results of operations. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets. All shares of common stock we purchase pursuant to this offer will be cancelled.

         EXCEPT AS PROVIDED IN THIS OFFER, WE HAVE NO PRESENT INTENTION TO ACQUIRE ANY ADDITIONAL SHARES OF COMMON STOCK FROM OUR STOCKHOLDERS. IN ADDITION, TO OUR KNOWLEDGE, NONE OF OUR EXECUTIVE OFFICERS, DIRECTORS OR CONTROLLING STOCKHOLDERS HAS ANY PRESENT INTENTION TO PURCHASE, OR SEEK TO PURCHASE, SHARES OF OUR COMMON STOCK. HOWEVER, IF AN APPROPRIATE OPPORTUNITY FOR THE PURCHASE OF OUR COMMON STOCK SHOULD ARISE IN THE FUTURE, WE MAY CONSIDER THE PURCHASE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

RECENT TRANSACTIONS, NEGOTIATIONS AND CONTACTS

         During the past two years, we have not been engaged in any negotiations, transactions or material contacts concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of our directors or sale or other transfer of a material amount our of assets.

         In August 2002, our board began a comprehensive review of our cost structure. As part of that discussion, the board analyzed the relative costs and benefits of our status as a reporting public company. Together with other members of management, the board concluded that our Company was no longer deriving benefits from our status as a public company: no analysts followed or reported on the Company, shares of our common stock traded infrequently and in very low volume and, due to our limited size and variable operating results, we did not have ready access to the capital markets. In addition, the costs associated with being a reporting company had been and continue to be rising dramatically.

         The board informally discussed the issue at a number of meetings during the latter half of 2002, and Howard A Wittner, a member of the board and outside counsel to the Company, was directed to investigate and report on the process for terminating our status as a reporting company. In November 2002, Mr. Wittner reported on the process and costs of privatization by a cash merger, based on discussions with outside securities counsel. After an analysis of the estimated costs suggested by securities counsel, the board determined that a merger would be cost prohibitive.

         In August 2003, Mr. Wittner's firm analyzed our stockholder lists and determined that approximately 59% of the record holders of our common stock held less than 10 shares. His firm consulted special securities counsel regarding additional alternatives for terminating our status as a reporting company. After investigation, Mr. Wittner reported to the board on the results of these discussions, including a description of the various advantages and disadvantages of several alternative methods of "going private."

         The board evaluated the possibility of an offer to purchase the shares of "odd-lot" holders, a general tender offer and a reverse stock split, in addition to the earlier proposed structure of a cash-out merger. After evaluating the alternatives, the board determined to proceed with an odd-lot tender offer. For the reasons described under "Our Reasons for Pursuing the Offer as Opposed to Other Alternatives," the board determined that this offer was the best means to achieve the objectives described in "Purposes of the Offer." On October 31, 2003, the board unanimously approved the transaction on the terms described in this Offer to Purchase.

         We have two "independent" directors within the meaning of the listing standards adopted by Nasdaq. Our shares are not listed on the Nasdaq stock market, but are quoted on the OTC bulletin board.

         Other than stock options granted by the Company under the Forever Enterprises, Inc. 1998 Long-Term Incentive Plan, neither we nor any of our directors or executive officers are party to any agreement, arrangement or understanding with respect to any of our securities.

         National Prearranged Services, Inc., or "NPS," a wholly-owned subsidiary of National Heritage Enterprises, Inc., which owns 98.5% of the outstanding stock of our Company, has conducted open-market stock purchases of our common stock during the past two years. Other than the purchases by NPS, neither our Company nor its affiliates purchased any of our common stock during the past two years. The following table sets forth, for each quarter during the past two years, the number of shares purchased and the average price and range of prices paid in each quarter by NPS.

                                                                         Average Price
                                 # of Shares       Range of               Per Share
  Quarter Ending                  Purchased       Prices Paid          for the Quarter
--------------------------------------------------------------------------------------
September 30, 2003                     0                    n/a               n/a
--------------------------------------------------------------------------------------
June 30, 2003                        100        $9.000 - $9.000            $9.000
--------------------------------------------------------------------------------------
March 31, 2003                       800        $3.500 - $7.450            $4.862
--------------------------------------------------------------------------------------
December 31, 2002                  1,000        $6.389 - $7.000            $ 6.45
--------------------------------------------------------------------------------------
September 30, 2002                   300        $7.500 - $7.500            $7.500
--------------------------------------------------------------------------------------
June 30, 2002                      3,924        $5.500 - $9.000            $6.392
--------------------------------------------------------------------------------------
March 31, 2002                     4,100        $7.000 - $8.342            $7.878
--------------------------------------------------------------------------------------
December 31, 2001                    900        $5.800 - $9.000            $7.222
--------------------------------------------------------------------------------------

         Substantially all of the life insurance policies issued by our insurance company subsidiaries are issued to fund prearranged funeral contracts that are sold by NPS and National Prearranged Services Agency, Inc., or "NPS Agency," a Texas insurance company which we do not own, but have an agency agreement with. NPS collects all payments for prearranged funeral contracts and remits such amounts to us either directly or through assumed reinsurance.

         In connection with issuing insurance policies to fund prearranged funeral contracts, except in Missouri, the individual owner of the policy assigns the policy to NPS and/or NPS Agency. NPS and/or NPS Agency then remit premiums to and receive policy benefits from us. In the State of Missouri, a trust owns the policies, pays the premiums and receives the benefits. An independent investment advisor to the trust directs the monies in the trust as to the purchase of insurance policies. The policy benefits ordinarily paid include death benefits, surrender benefits and policy loans. We are not subject to significant credit risk on the policy loans, since we make no policy loans that exceed the reserves recorded on the policy securing the loan and we have the right to deduct the loan amount from the death benefit payment or from the cash surrender value. During 2002, substantially all premiums, death benefits and surrender benefits were received from or paid to NPS, NPS Agency or the trust. As of September 30, 2003, we had no policyholder loans pursuant to which NPS or the trust was the beneficiary.

         Our insurance subsidiaries pay first-year and renewal commissions on policies written by NPS and NPS Agency. Commissions totaled $14,105,477 in the year ended December 31, 2002 and $12,756,965 in the nine months ended September 30, 2003, substantially all of which were paid to NPS and NPS Agency.

         Effective January 1, 1997, we entered into a cost-sharing agreement with NPS which requires NPS to reimburse us, on a monthly basis, for a portion of certain general and administrative costs paid for by us for the benefit of NPS. Costs reimbursed under the agreement were $2,665,316 for the year ended December 31, 2002 and $2,072,938 for the nine months ended September 30, 2003.

         Amounts receivable from National Heritage Enterprises and its affiliates as of December 31, 2002 were $8,492,518 and as of September 30, 2003 were $8,286,682. Amounts payable to National Heritage Enterprises and its affiliates as of December 31, 2002 were $4,552,570, and as of September 30, 2003 were $6,030,535. On January 1, 2001, NPS executed a promissory note in the principal amount of $2,754,327 payable to Memorial Service Life Insurance Company evidencing a portion of the indebtedness and providing for repayment of the debt over a five-year period. The balance of the note was $1,639,961 as of December 31, 2002 and $1,226,812 as of September 30, 2003. Such note is secured by the renewal commissions of NPS.

         On January 1, 2002, we entered into a Management Agreement with NPS whereby we agreed to provide all necessary personnel to supervise National Prearranged Services' field sales force in return for a monthly management fee equal to a percentage of the net sales revenues of NPS as payment for the services provided. As consideration to NPS for entering into this Management Agreement, we entered into a promissory note in the amount of $10,000,000, payable in 48 equal consecutive monthly installments of principal and interest of $246,483, commencing on February 1, 2002 and thereafter on the first day of each succeeding month. The balance of this note was $8,031,272 as of December 31, 2002 and $6,476,373 as of September 30, 2003. This agreement is effective through December 31, 2005, at which time the agreement will be re-evaluated by the parties.

         On November 29, 2001, to finance the construction of an addition to the mausoleum in Hollywood, we entered into an agreement with NPS to sell up to $1.4 million of cemetery accounts receivable of Hollywood Forever, Inc. Due to higher than expected construction costs during 2002, this amount was increased to $1.7 million as of October 2002. Payments for purchased cemetery accounts receivable were to be forwarded to NPS monthly until the total amount sold was paid in full. Due to the excessive administrative time and expense associated with managing the accounts receivable agreement, in October 2002, this agreement was refinanced with a note payable to Allegiant Bank, Trustee under Trust for National Prearranged Services, Inc. Pre-Need Plans, dated July 24, 1998 (Trust
IV), which note was payable over a period of 60 months and bore interest at a rate of 8.5% per annum. On November 1, 2002, this and other notes payable to Trust IV were converted to a note payable to Lincoln Memorial Services, Inc., a related party, in the amount of $4,550,219. As of December 31, 2002, $4,542,195 was outstanding and, as of September 30, 2003, $4,153,324 was outstanding with respect to this note. Payments of $70,530 of principal and interest are due monthly with a final payment of unpaid principal and accrued interest due on November 1, 2007. This note bears interest at the rate of 7.5% per annum.

         On June 5, 2002, Forever Network, Inc., a subsidiary of our Company, entered into agreements with Messrs. Brent D. Cassity, our chief executive officer, J. Tyler Cassity, our president, and J. Douglas Cassity, the father of Messrs. Brent and Tyler Cassity, in connection with Forever Network's acquisition of the business of a funeral home in Kirkwood, Missouri from SCI Missouri Funeral Services, Inc. SCI Missouri previously had entered into agreements with Messrs. Brent, Tyler and Douglas Cassity in connection with its acquisition in 1996 of the business of the Kirkwood funeral home from Cassity Heritage Funeral Homes, Inc., a company controlled by Messrs. Brent, Tyler and Douglas Cassity. In connection with Forever Network's acquisition of the assets of SCI Missouri, Forever Network assumed SCI Missouri's obligations with respect to payments due to Messrs. Brent, Tyler and Douglas Cassity. Payments of $16,667 (of which equal amounts of $4,944 are payable to Messrs. Brent, Tyler and Douglas Cassity) are payable monthly until the balance is paid in full. Amounts payable under these agreements as of December 31, 2002 were $573,820 and as of September 30, 2003 were $501,247.

         Our Company, its subsidiaries and affiliates paid Mr. Wittner's law firm, Wittner, Poger, Spewak, Maylack & Spooner, P.C., $252,671.76 for the calendar year 2002 and $129,320.99 for the nine months ended September 30, 2003 for its legal services.

         From August 2002 through August 2003, Mr. Zamler provided consulting services to assist the Company in obtaining accounts receivable financing. We paid him a monthly retainer fee of $2,000, totaling $8,000 in the year ended December 31, 2002 and $18,000 for the nine months ended September 30, 2003, plus reimbursement of his out-of-pocket expenses.

         Mr. Boileau owns two mausoleum spaces at one of our cemeteries.

         Our directors are covered by a directors and officers insurance policy for $250,000 per claim or $1,000,000 in the aggregate.

         Several of our officers provide services to our parent company, National Heritage Enterprises, Inc., and our other affiliates. They are compensated for those services by the other entity.

STOCKHOLDER APPROVAL, APPRAISAL RIGHTS AND AGREEMENTS CONCERNING SECURITIES

         Under Texas law, neither the commencement or consummation of the offer nor the purchase of any shares pursuant to the offer requires approval by our stockholders. In addition, under Texas law, stockholders are not entitled to exercise dissenter or appraisal rights in connection with the offer.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         Set forth below is a summary of the principal U.S federal income tax consequences of a sale of common stock pursuant to this offer under the Internal Revenue Code of 1986, as amended (the "Code").

         The summary is based on the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the sale of common stock pursuant to this offer and is limited to those stockholders whose shares are treated as capital assets. Without limiting the generality of the foregoing, the summary does not address the effect of any special rules applicable to certain types of holders, including dealers in securities or currencies, insurance companies, financial institutions, thrifts, tax-exempt entities, regulated investment companies, real estate investment trusts, brokers, persons who hold shares as part of a straddle, hedge, conversion transaction, or other integrated investment, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons subject to alternative minimum tax, persons that have a "functional currency" other than the U.S. dollar or certain expatriates or former long-term residents of the United States, partnerships or pass-through entities or investors in partnerships or pass-through entities that hold the shares. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

         If a partnership tenders shares pursuant to this offer, the tax treatment of a partner will generally depend on the status of that partner and the activities of the partnership. If you are a partner of a partnership tendering shares on behalf of the partnership pursuant to this offer, you should consult your tax advisor.

U.S. STOCKHOLDER. In general, for the purposes of this summary, the term "U.S. Stockholder" means a beneficial owner of shares of common stock that for U.S. federal income tax purposes is:

         (1) a citizen or resident of the United States;

         (2) a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

         (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

         (4) a trust, if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered U.S. Stockholders for federal income tax purposes.

         In general, a transfer of shares of common stock by a U.S. Stockholder to us pursuant to this offer will be treated as a "sale or exchange" of such shares (rather than a dividend distribution) under Section 302 of the Code if the receipt of cash by the stockholder from us meets any of the following three alternative tests (the "Section-302-Tests"):

         (1) is "substantially disproportionate" with respect to the stockholder,

         (2) results in a "complete termination" of the stockholder's interest in the Company, or

         (3) is "not essentially equivalent to a dividend" with respect to the stockholder.

These Section-302-Tests are further discussed below.

         For purposes of determining whether any of the Section-302-Tests has been satisfied, a U.S. Stockholder must take into account not only shares actually owned by such stockholder, but also shares that are constructively owned by such stockholder within the meaning of Section 318 of the Code. Under
Section 318 of the Code, a U.S. Stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares which may be acquired by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of shares by a U.S. Stockholder or related individuals or entities (including market purchases and sales) may be deemed to be part of a single integrated transaction to be taken into account in determining whether any of the Section-302-Tests has been satisfied.

SECTION-302-TESTS. The three alternative Section-302-Tests are as follows:

                  - Substantially Disproportionate Test. The receipt of cash by a U.S. Stockholder will be substantially disproportionate with respect to the stockholder if the percentage of the outstanding shares actually and constructively owned by the stockholder immediately following the sale of shares pursuant to this offer (treating shares sold pursuant to this offer as not outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the stockholder immediately before the sale of shares pursuant to the offer, treating sale of shares sold pursuant to the offer as outstanding.

                  - Complete Termination Test. The receipt of cash by a U.S. Stockholder will be a complete termination of the stockholder's interest if either (1) all of the shares actually and constructively owned by the stockholder are sold pursuant to this offer or (2) all of the shares actually owned by the stockholder are sold pursuant to this offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Stockholders considering terminating their interest by waiving the attribution rules under Section 302(c)(2) of the Code should consult with their own tax advisors.

                  - Not Essentially Equivalent to a Dividend Test. The receipt of cash by a U.S. Stockholder will not be essentially equivalent to a dividend if the stockholder's sale of shares pursuant to this offer results in a "meaningful reduction" in the stockholder's interest in the Company (both actual and constructive) as compared to such stockholder's interest in the Company immediately before this offer is consummated. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The Internal Revenue Service (the "IRS") has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (only a 3.3% reduction of the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." U.S. Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

         If any of the Section-302-Tests is satisfied, the sale of the shares will be treated as a "sale or exchange" of the shares for cash for federal income tax purposes. On the sale or exchange, the tendering U.S. Stockholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's "tax basis" in the shares sold pursuant to the offer. Such gain or loss will be capital gain or loss, provided such shares are held as capital assets. Any such capital gain or loss will be long term if, as of the date such shares are sold, the shareholder has held the shares for more than one year. The gain or loss will be short term if, as of such date, such shares are held for one year or less. In general, an individual may only deduct capital losses against capital gains, plus the lower of $3,000 or the excess of the capital loss over the capital gains. An individual may carry an excess capital loss forward to future taxable years (indefinitely), but cannot carry back an excess capital loss. In general, a corporation can only deduct capital losses against capital gains, carry back an excess capital loss for three years or carry forward an excess capital loss for five years.

         Treatment as a Dividend. If none of the Section-302-Tests is satisfied, the amount of cash received by a tendering U.S. Stockholder will be treated as a dividend taxable as ordinary income (without reduction for the tax basis of the shares sold pursuant to the offer) to the extent of our earnings and profits. The U.S. Stockholder's basis in the shares sold pursuant to the offer would be added to such U.S. Stockholder's basis in his, her or its remaining shares, if any. If none of the Section-302-Tests is satisfied, any cash received by the stockholder for shares pursuant to the offer in excess of the allocable portion of our earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis for all of such stockholder's shares, and, thereafter, as a capital gain to the extent it exceeds such basis, and will be long term capital gain if the shares have been held for more than one year.

         Special Rules for Corporate U.S. Stockholders. If a sale of shares by a corporate U.S. Stockholder is treated as a dividend, the corporate U.S. Stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Rules may apply, however, to limit or even disallow such deduction as to certain corporate U.S. Stockholders. Additionally, a corporate U.S. Stockholder claiming such deduction will be subject to the "extraordinary dividend" rules under Section 1059 of the Code. Corporate U.S. Stockholders should consult with their tax advisors regarding their ability to claim the "dividend received deduction" and the possible applications under the "extraordinary dividend" rules.

NON-U.S. STOCKHOLDERS In general, for the purposes of this summary, the term "Non-U.S. Stockholder" means a beneficial owner of shares other than a U.S. Stockholder.

         The Depositary generally will treat the cash received by Non-U.S. Stockholders participating in this offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the U.S.

         In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the U.S, a Non-U.S Stockholder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a stockholder's withholding status based on such forms unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S Stockholder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent to which a U.S. Stockholder is subject to such (and for certain corporate holders under certain circumstances, the branch profits tax).

         If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-U.S. Stockholder, the stockholder generally will not be subject to U.S. federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

         (1) the gain is effectively connected with a trade or business of the Non-U.S. Stockholder in the U.S. and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

         (2) in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

         (3) in the case of a Non-U.S. Stockholder who owns or has owned during the relevant statutory period more than 5% of the shares, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

         Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

BACKUP WITHHOLDING

         Each tendering stockholder must provide certain information through the Letter of Transmittal to avoid the 30% federal "backup withholding" tax on the gross proceeds payable pursuant to the Offer. See "Terms of the Offer -- Backup U.S. Federal Income Tax Withholding," below.

TAX EFFECTS ON COMPANY

         In general, Section 311(a) of the Code provides that a corporation does not recognize gain on a distribution to a shareholder. While a corporation will recognize gain if it distributes appreciated property to a shareholder, in the proposed transaction we will distribute cash in exchange for shares. Thus, we will not recognize a taxable gain on the proposed redemptions.

         When a corporation uses cash to redeem its own shares, and the Section-302-Tests are satisfied (so that the redemption is treated as a sale or exchange), the corporate earnings and profits generally are reduced by the amount of cash paid, but only to the extent of the ratable share of the earnings and profits allocable to the shares redeemed, under Section 312(n)(7) of the Code. If none of the Section-302-Tests are satisfied, and the amount of cash received by a tendering shareholder is treated as a dividend paid from earnings and profits, our earnings and profits will be reduced based on the earnings and profits distributed to the stockholder.

         The Internal Revenue Service has indicated that if a corporation redeems its own shares, the corporation will not be treated as having a tax basis in those shares, even if those shares are subsequently reissued. In accordance with Section 162(k) of the Code, we will not be entitled to an income tax deduction for the amounts paid to the stockholders to redeem the shares.

         THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THIS OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                               TERMS OF THE OFFER

GENERAL

         We are offering to purchase for cash all shares of our common stock held by stockholders that own ten (10) or fewer shares of our common stock as of the close of business on the record date. Properly tendered shares by odd-lot stockholders will be purchased at $10 per share, which is a 33.33% premium over $7.50, the last reported sale of our common stock on the OTC bulletin board on May 12, 2003, the last trading day prior to the date of this Offer to Purchase. This price also represents an 8.7% premium over the highest ever reported sale price of our common stock of $9.20 on January 8, 2002. A proper tender will include delivery of a properly executed Letter of Transmittal to the Depositary, American Stock Transfer & Trust Company. Payment for properly tendered shares will be made promptly following the expiration of the tender offer.

         You may tender your shares only if your total ownership of our stock is ten (10) or fewer shares, whether you own the shares of record (i.e., in your own name) or beneficially (i.e., in your brokerage account), or in both ways.

         We will determine all questions about the eligibility of any stockholder to participate in the tender offer, in our sole discretion, and our determination will be final and binding. If you have questions regarding your eligibility to participate in the tender offer, you may contact the Depositary, toll free, at 1-800-937-5449.

         Participation in the tender offer is entirely voluntary. You may choose to continue to hold your shares and retain your rights as a stockholder, including the right to vote your shares and receive dividends, to the extent declared by our board of directors. HOWEVER, IF YOU ARE A HOLDER OF TEN (10) OR FEWER SHARES AND ELECT TO ACCEPT THIS OFFER, YOU MUST TENDER ALL OF YOUR SHARES.

         We estimate that approximately 180 of our 313 stockholders of record, holding an aggregate of approximately 1,791 shares of common stock, are eligible to participate in the offer. Assuming all of these stockholders elected to participate in the offer and the shares tendered were purchased at the offer price of $10 per share, the total cost to us of purchasing these shares would be $17,910. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets.

         Because we are offering to purchase shares only from stockholders who own ten (10) or fewer shares of our common stock, the offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Securities Exchange Act. In addition, because we expect the completion of the offer to reduce the number of our stockholders of record below 300, the offer also constitutes a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Securities Exchange Act.

CONDITIONS OF THE OFFER

         This offer is not conditioned on the receipt of tenders for any minimum number of shares. We will not accept any alternative, conditional or contingent tenders.

EXPIRATION AND EXTENSION OF THE OFFER; AMENDMENT

         This offer will expire on December 19, 2003, unless extended to a later date at our discretion. Your tender offer documents must be received by the Depositary no later than 5:00 p.m., Central Standard Time, on the expiration date, or on any date thereafter to which the offer is extended.

         We reserve the right, in our sole discretion, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, shares. We can extend the offer by making a public announcement of the extension. We may do so regardless of whether or not the events set forth above as conditions to the offer shall have occurred. We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified as conditions to the offer above by making a public announcement of the termination or postponement.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the offer in any respect. Amendments to the offer may be made at any time and from time to time effected by public announcement. In the case of an extension, we will make such announcement no later than 9:00 a.m., Central Standard Time, on the business day after the previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or United States federal holiday. Any period measured in business days includes the first day of the period.

         We will disseminate any such public announcement promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

PROCEDURE FOR TENDERING SHARES

         RECORD HOLDERS. If you wish to tender the shares for which you are the record holder, you should complete and sign the Letter of Transmittal according to its instructions and mail or deliver it, together with the certificates for your shares, any required signature guarantee, and any other required documents, in the enclosed envelope to the Depositary at the address set forth on the back cover of this Offer to Purchase on or before to 5:00 p.m., Central Standard Time, on December 19, 2003.

         No signature guarantee is required as long as the Letter of Transmittal is signed by the record holder of the tendered shares (including any participant in The Depository Trust Company, which is a securities depository ("DTC"), whose name appears on a security position listing as the owner of the shares) unless such holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal. Likewise, no signature guarantee is required for shares tendered for the account of a bank, broker, dealer, credit union, savings association or other financial institution that is a member of an approved signature guarantee medallion program (an "eligible guarantor institution"). Otherwise, the signature on the Letter of Transmittal must be guaranteed by an eligible guarantor institution in accordance with the instructions in the Letter of Transmittal.

         If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to a person other than the record holder, then the certificate must be endorsed on its reverse side or it must be accompanied by an appropriate stock power, in either case signed exactly as the name of the record holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

         BENEFICIAL HOLDERS. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your shares. In addition, you may contact the Depositary, toll free, at 1-800-937-5449 for further information.

         GUARANTEED DELIVERY. If you cannot deliver your share certificates or other required documents to the Depositary before the expiration date of this offer, you may tender your shares by using the guaranteed delivery procedure. To tender your shares by this method, you must complete and sign the Notice of Guaranteed Delivery in the form we have provided with this document, and deliver it to the Depositary before the expiration date of the offer. The Notice of Guaranteed Delivery must be guaranteed by a broker-dealer, commercial bank, trust company or other eligible guarantor institution. For your tender to be effective, the certificates for your shares along with a properly completed and signed Letter of Transmittal (or an agent's message) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three business days of expiration of the offer.

         METHOD OF DELIVERY. The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. In all cases, sufficient time should be allowed to assure timely delivery of documents. If delivery is by mail, we recommend that you use registered mail and request a return receipt.

         The Depositary will set up a separate account at DTC for purposes of this tender offer. Participants in DTC may make delivery of tendered shares by causing DTC to transfer the shares into the Depositary's account. Even if shares are delivered in this manner, DTC participants will need to complete and sign a Letter of Transmittal and deliver it to the Depositary by the expiration date. DTC participants can use an "agents message" as a substitute for a Letter of Transmittal. An agents message is a message transmitted by DTC to the Depositary which states that DTC has received an express acknowledgment from a DTC participant tendering the shares that such participant has received the Letter of Transmittal and agrees to be bound by its terms and that we may enforce that agreement against the participant.

BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING

          Under the U.S. backup federal income tax withholding rules applicable to certain stockholders other than certain exempt stockholders, including, among others, all corporations and certain foreign entities, the Depositary will be required to withhold 30% of any payments made to those stockholders pursuant to the offer. To prevent backup federal income tax withholding on payments with respect to the purchase price of shares purchased pursuant to the offer, each stockholder should certify to the Depositary that he is not subject to backup federal income tax withholding by properly providing the Depositary with: (1) a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate, or (2) such stockholders' taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). See Instruction 9 of the Letter of Transmittal. Non-U.S. Stockholders are also subject to the income tax withholding rules (see "Certain U.S. Federal Income Tax Consequences - Non-U.S. Stockholder"). However, in the aggregate, the Depositary will not withhold under both these withholding regimes more than 30% from any payment. Please consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

REJECTION; DETERMINATION OF VALIDITY

         We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or are not eligible to participate in this tender offer or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender, and our interpretation of the terms of the offer will be final and binding on all parties. To the extent we waive a condition, defect or irregularity, we will apply such waiver to all tendering stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or will incur any liability for failure to give any such notification.

REPRESENTATIONS OF TENDERING STOCKHOLDERS

         A tender of shares by you will be treated as a representation by you that (i) you are the beneficial owner of ten (10) or fewer shares as of the record date, (ii) you are tendering all of your shares and (iii) you hold a net long position in our common stock equal to the number of tendered shares. You are also deemed to represent that you own the tendered shares free and clear of any liens or other encumbrances and have the authority to sell the tendered shares to us. It is a violation of federal securities laws for anyone to tender shares unless, at the time of tender and at the expiration date (including any extensions), the tendering person (1) has a net long position equal to or greater than the number of shares tendered and (2) will deliver, or cause to be delivered, the shares in accordance with the terms of the tender offer. You must also agree to complete any additional documents that we request in order to complete the sale of your shares to us.

LOST OR DESTROYED CERTIFICATES

         If you have lost, misplaced or destroyed your certificates for all or part of your shares, please call the Depositary, toll free, at 1-800-937-5449 for instructions on submitting a lost share affidavit and a fee for a surety bond in lieu of submitting the lost, misplaced or destroyed certificates.

NO DISSENTERS' RIGHTS

         Whether or not you tender your shares, dissenters' rights are not available in this tender offer.

ABSENCE OF STOCKHOLDER VOTE

         The tender offer is not subject to stockholder vote.

WITHDRAWAL RIGHTS

         Once you tender your shares you may not withdraw them from the offer.

PURCHASE AND PAYMENT

         Promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered before the expiration date. When we accept your shares for payment, we will have entered into a binding agreement with you on the terms and conditions described in this Offer to Purchase. Under the Letter of Transmittal, you will waive any right to be notified of our acceptance of your tender. We will pay for the shares purchased by sending payment to the tendering stockholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment.

         We will pay all share transfer taxes, if any, payable on the transfer to us of share we purchase under the offer. If, however, payment of the purchase price is to be made to any person other than the record holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the record holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted to us.

         Certificates for all shares tendered and not purchased will be returned to the tendering stockholder at our expense promptly after the expiration date or termination of the offer.

SOURCE AND AMOUNT OF FUNDS

         We believe that the total number of shares that may be sold by eligible stockholders pursuant to this offer is approximately 1,791. Assuming all of these stockholders elect to participate in the offer and the shares offered are purchased at the offer price of $10 per share, the total cost to us of purchasing these shares would be $17,910. This amount does not include our expenses associated with the offer, which are estimated to be approximately $75,202, as set forth below under "Fees and Expenses." We intend to pay for all validly offered shares, as well as for the costs and expenses of this offer, with cash on hand.

FEES AND EXPENSES

         We will be responsible for paying all expenses associated with the offer. We estimate that our total expenses associated with the offer will be $75,202, consisting of the following approximate amounts:

Information Agent Fee                                     $      6,000
Depositary Fee                                                   4,000
Legal Fees                                                      50,000
Accounting Fees                                                  5,000
Printing and Mailing                                             8,200
SEC Filing Fees                                                      2
Solicitation Expenses                                            1,000
Miscellaneous                                                    1,000
                                                          ------------
         Total Estimated Expense                          $     75,202
                                                          ============

         All of our costs associated with this Offer will be expensed as incurred in accordance with accrual accounting.

         Tenders may also be solicited by our directors, officers and employees in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation.

         The Information Agent and the Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. We have agreed to indemnify the Depositary against certain liabilities in connection with this offer to purchase.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer to purchase. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to purchase to their customers.

         All requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at the telephone number or address set forth on the back cover of this Offer to Purchase. In addition, any questions regarding the procedures for tendering in the offer and requests for assistance in tendering your shares should also be directed to the Information Agent.

         DELIVERY OF A LETTER OF TRANSMITTAL AND/OR SHARES OF COMMON STOCK TO A PERSON OTHER THAN THE DEPOSITARY OR TRANSMISSION OF INSTRUCTIONS BY

FACSIMILE OTHER THAN AS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR SHARES AND MAY RESULT IN YOUR SHARES NOT BEING ACCEPTED FOR PURCHASE.

RECOMMENDATION

         NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR SHARES. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES FOR PURCHASE.

                      MARKET PRICE AND DIVIDEND INFORMATION

         Our common stock is listed, and principally trades, on the OTC bulletin board under the trading symbol "FVEN.OB." Since January 1, 2003, only 1,800 shares of our common stock have been traded, according to a report issued by Bloomberg, L.P. As a result, there is virtually no established trading market for our common stock, except for small sporadic trades. The following table sets forth the high and low sale prices for our common stock as quoted by the OTC bulletin board for each quarter during the past two years.

                                                             High             Low
                                                             ----             ---
FISCAL 2001:
         First Quarter                                      $6.500           $3.531
         Second Quarter                                      7.500            3.075
         Third Quarter                                       8.250            6.500
         Fourth Quarter                                      9.000            3.500

FISCAL 2002:
         First Quarter                                      $9.200           $5.000
         Second Quarter                                      7.000            4.250
         Third Quarter                                       7.500            4.200
         Fourth Quarter                                      7.500            3.000

FISCAL 2003:
         First Quarter                                      $7.450           $2.700
         Second Quarter                                      9.000            3.150
         Third Quarter                                    No Trades        No Trades
         Fourth Quarter
         (through November 3, 2003)                       No Trades        No Trades

         We have never paid any dividends on our common stock, and do not have plans to pay dividends in the foreseeable future. We intend to continue to retain earnings for working capital, capital expenditures and debt reduction.

         Texas law prohibits the payment of a dividend if the dividend exceeds our surplus. In addition, our wholly-owned subsidiaries, Memorial Service Life Insurance Company and Lincoln Memorial Life Insurance Company, may not, without the prior approval of the Texas Department of Insurance, pay any dividend or distribution which, together with all other dividends and distributions paid within the preceding 12 months, exceeds the lesser of: (1) net gain from operations or (2) 10% of capital and surplus, in each case as shown in its most recent annual statutory financial statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         Before making a decision to tender your shares, you should read the following financial information, as well as the financial information incorporated by reference into this offer to purchase, and the accompanying notes, in their entirety. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

         The following table sets forth our summary consolidated financial information for the twelve months ended December 31, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003. This summary financial information has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for the twelve months ended, December 31, 2001 and 2002, which are incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2002, and our unaudited consolidated condensed financial information as of, and for the nine months ended, September 30, 2002 and 2003, which are incorporated herein by reference to our quarterly report on Form 10-Q for the nine months ended September 30, 2003.

                          STATEMENTS OF OPERATIONS DATA

                                                                                           Nine Months Ended
                                                 Year Ended December 31,                     September 30,
                                             ------------------------------            -------------------------
                                                       (Audited)                              (Unaudited)
                                                2002                2001                  2003           2002
                                                ----                ----                  ----           ----
Total revenues                               47,459,308          34,810,771            37,526,715     35,671,217
Gross profit                                 21,087,029          12,330,784            16,080,184     15,519,322
Operating income                              4,361,607             332,661             1,885,731      4,356,551
Net income (loss)                             1,835,670             697,200               554,392      3,572,370

Net income (loss per share)
               Basic                               0.26                0.06                  0.08           0.52
               Diluted                             0.25                0.06                  0.08           0.49
RATIO OF EARNINGS TO FIXED CHARGES                 2.30                0.20                  1.44           3.03

                               BALANCE SHEET DATA

                                            September 30, 2003       December 31, 2002
                                            ------------------       -----------------
                                               (Unaudited)               (Audited)
Current assets                                 104,726,364             107,162,968
Non-current assets                             168,180,665             155,826,754
Total assets                                   272,907,029             262,989,722
Current liabilities                             15,746,385              15,871,512
Non-current liabilities                        251,034,873             242,499,234
Shareholders' equity                         $   6,125,771            $  4,681,976
Book value per share                                  0.88                    0.67

         The following table sets forth pro forma information giving effect to the transaction on the summary Statement of Operations Data for the twelve months ended December 31, 2002 and for the nine months ended September 30, 2003. The pro forma effect on the Balance Sheet is not material.

                                               Twelve Months Ended                         Nine Months Ended
                                                December 31, 2002                         September 30, 2003
                                          -----------------------------             ------------------------------
                                           (Audited)       (Unaudited)                      (Unaudited)
                                          As Reported     Pro-forma (a)             As Reported      Pro-forma (a)
                                          -----------     -------------             -----------      -------------
Total revenues                             47,459,308       47,459,308               37,526,715       35,671,217
Gross profit                               21,087,029       21,087,029               16,080,184       16,080,184
Operating income                            4,361,607        4,595,243                1,885,731        2,061,329
Net income (loss)                           1,835,670        2,069,306                  554,392          729,990
Net income (loss per share)
               Basic                             0.26             0.30                     0.08             0.11
               Diluted                           0.25             0.28                     0.08             0.10
RATIO OF EARNINGS TO FIXED CHARGES               2.30             2.42                     1.44             1.57

(a) After giving effect to estimated cost savings resulting from this transaction for the periods presented of $233,636 and $234,000 respectively.



                             MANAGEMENT INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

          NAME AND ADDRESS                                    POSITION(S) WITH THE COMPANY
          ----------------                                    ----------------------------
Howard A. Wittner..........................          Secretary and Chairman of Board of Directors
     7733 Forsyth
     Suite 2000
     St. Louis, MO 63105

Brent D. Cassity...........................          Chief Executive Officer and Director
     10 S. Brentwood
     Clayton, Missouri  63105

J. Tyler Cassity...........................          President and Director
     10 S. Brentwood
     Clayton, Missouri  63105

Michael R. Butler..........................          Chief Financial Officer
     10 S. Brentwood
     Clayton, Missouri  63105

Randall K. Sutton..........................          Treasurer and Director
     10 S. Brentwood
     Clayton, Missouri  63105

Steven M. Zamler...........................          Director
     2572 Metro Blvd.
     St. Louis, MO 63043

Oliver C. Boileau, Jr......................          Director
     114 Arapahoe Drive
     P.O. Box 663
     Saratoga, WY 82331

All executive officers and directors
 (7 persons)

         Set forth below is certain information with respect to our directors and executive officers as of the date of this Offer to Purchase. Each of our directors and executive officers is a citizen of the United States. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as otherwise noted, the business address of each person is in care of Forever Enterprises, Inc., 10 S. Brentwood, Clayton, Missouri 63105.

         OLIVER C. BOILEAU, JR., 76, a retired defense industry executive, became a Company director in August 2000. Mr. Boileau has extensive experience as a corporate executive and as a director. He has served on the boards of General Dynamics (3190 Fairview Park Drive, Falls Church, VA 22042-4523), a defense contractor, as President and Vice-Chairman, from 1980 to 1988 and Northrop Grumman (1840 Century Park East, Los Angeles, CA 90067), a defense contractor, from 1989 through 1995. Mr. Boileau joined The Boeing Company (100 North Riverside Plaza, Chicago, IL 60606) in 1953. During his career, Mr. Boileau served as the President of Boeing Aerospace Company from 1971 through 1979, the President of General Dynamics (3190 Fairview Park Drive, Falls Church, VA 22042-4523) from 1980 through 1988, the President and General Manager of the B-2 Division of Northrup Grumman from 1989 to 1994, and the President and Chief Executive Officer of Grumman Corporation from 1994 through 1995. Mr. Boileau retired in 1995 and currently works as a management consultant from his office located at 114 Arapahoe Drive, P.O. Box 663, Saratoga, WY 82331. Mr. Boileau has served as a director for several other corporations, including Special Devices, Inc. (14370 White Sage Road, Moorpark, Ca. 93021), a manufacturer of airbag initiators, since December 1998, Elgar Holdings (9250 Brown Deer Rd., San Diego, CA 92121), a holding company for manufacturing companies which focus on power supplies and power conversion products, from February 1998 through June 2003 and Burke Industries (2250 South Tenth Street, San Jose, CA 95112), a flooring manufacturer, from August 1997 through October 2002. Mr. Boileau has also served as a trustee and board member of numerous charitable organizations, including the Board of Trustees of St. Louis University (221 N. Grand Blvd., St. Louis, MO 63103) since 1996 and from September 1983 through September 1995.

         HOWARD A. WITTNER, 66, became a director of our Company in September 1997 and, in March 2000, Mr. Wittner was appointed chairman of our board of directors and as corporate secretary. For more than the past five years, Mr. Wittner has been a senior partner practicing civil litigation, corporate, criminal and business law through his firm Wittner, Poger, Spewak, Maylack & Spooner, P.C. (7733 Forsyth, Suite 2000, St. Louis, MO 63105). From 1983 through 1999, Mr. Wittner acted part-time as a prosecuting attorney for the City of Creve Coeur, Missouri. His professional memberships include the Bar Association of Metropolitan St. Louis, the St. Louis County Bar Association, The Association of Trial Lawyers of America and the Missouri Defense Lawyers Association. Mr. Wittner has served as counsel for our Company and its affiliates for more than the past five years. Mr. Wittner also serves on the boards of many of our affiliated companies.

         STEVEN M. ZAMLER, 60, became a director of our Company in August 2002. Mr. Zamler has served as President and director of ABC Asset Management, LLC (35
N. Central Ave., St. Louis, MO 63105), a money manager firm, since 2001. From 1999 to 2001, Mr. Zamler served as Senior Vice President of Investments for Burns Gustus & Co. (7777 Bonhomme Ave., Suite 900, Clayton, MO 63105), a brokerage firm, and from 1996 to 1999 as a financial advisor for Everen Securities, Inc. (120 S. Riverside Plaza, Chicago, IL 60606), an investment advisory and broker-dealer firm. Prior to that time, Mr. Zamler served in executive positions in both his own company and other commercial enterprises.

         BRENT D. CASSITY, 36, has over ten years of experience in the death care memorialization industry. The following table outlines Mr. Cassity's business background:

       Name and Address                 Principal Business          Relationship              Position/Offices and Terms
       ----------------                 ------------------          ------------              --------------------------
Forever Enterprises, Inc.                  Our business              Our Company                CEO (12/99-Present)
   10 S. Brentwood Blvd.                                                                      Director (10/96-Present)
   St. Louis, MO 63105                                                                        Chairman (9/1997-3/2000)

National Heritage                       Holding company               Parent                President (12/31/92-Present)
Enterprises, Inc.                                                                             Director (12/92-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO 63105

Forever Preneed Insurance           California insurance agency     100% owned by           President (3/29/99-Present)
Agency, Inc.                                                       parent company           Director (3/29/99-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO 63105

National Cemetery                      Cemetery management         100% owned by            President (2/9/01-Present)
Management Company, Inc.                                          parent company           Director (2/9/01-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105


National Cemetery                      Inactive corporation         100% owned by            President (1/1/99-Present)
Merchandise, Inc.                                                  parent company           Director (12/28/98-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

MWC Properties, Inc.                   Inactive corporation        100% subsidiary          President (10/8/99-Present)
   10 S. Brentwood Blvd.                                                                     Director (10/8/99-Present)
   St. Louis, MO  63105

Forever Georgia, Inc.                  Inactive corporation        100% subsidiary          President (10/11/01-Present)
   10 S. Brentwood Blvd.                                                                    Director (10/11/01-Present)
   St. Louis, MO  63105

       Name and Address                 Principal Business          Relationship              Position/Offices and Terms
       ----------------                 ------------------          ------------              --------------------------
Forever Illinois, Inc.                  Owns two cemeteries        100% subsidiary            President (4/02-Present)
   10 S. Brentwood Blvd.                                                                      Director (4/02-Present)
   St. Louis, MO  63105

Forever Memorial, Inc.                Digital memorialization      100% subsidiary          President (9/15/97-Present)
   10 S. Brentwood Blvd.                      company                                        Director (9/15/97-Present)
   St. Louis, MO 63105

Forever Network, Inc.                   Cemetery management        100% subsidiary            President (7/91-Present)
   10 S. Brentwood Blvd.                                                                      Director (1/91-Present)
   St. Louis, MO 63105

Hollywood Forever, Inc.               Holding company for the      100% subsidiary           Director (12/9/99-Present)
   6000 Santa Monica Blvd.          Hollywood cemetery property
   Los Angeles, CA 90038

National Preneed                       Inactive corporation         100% owned by           President (01/01/99-Present)
Management Company, Inc.                                            parent company          Director (12/28/98-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

Texas Forever, Inc.                 Owns funeral home in Texas     100% subsidiary          President (9/25/98-Present)
   10 S. Brentwood Blvd.                                                                     Director (9/25/98-Present)
   St. Louis, MO  63105

Wise and Associates, Inc.              Inactive corporation        100% subsidiary              CEO (12/00-Present)
   10 S. Brentwood Blvd.                                                                     President (12/00-Present)
   St. Louis, MO  63105                                                                     Director (02/04/98-Present)

Forever Oak Hill, Inc.                 Inactive corporation        100% subsidiary          President (09/18/02-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

Lincoln Memorial Services, Inc.          Owns real estate           100% owned by             Director (1997-Present)
   10 S. Brentwood Blvd.                                            parent company
   St. Louis, MO  63105

       Name and Address                 Principal Business          Relationship              Position/Offices and Terms
       ----------------                 ------------------          ------------              --------------------------
Lincoln Memorial Life Insurance       Life insurance company       100% subsidiary            Director (1995-Present)
Company
   805 Las Cimas Parkway
   Suite 420
   Austin, TX 78746

Memorial Service Life Insurance       Life insurance company       100% subsidiary            Director (1997-Present)
Company
   805 Las Cimas Parkway
   Suite 420
   Austin, TX 78746

Children's Hospital                          Hospital               Not affiliated            Director (2002-Present)
   One Children's Place
   St. Louis, MO  63110

         J. TYLER CASSITY, 33, joined us in 1993. Immediately prior to that date, Mr. Cassity worked in the public relations field with PEN American Center from 1992 until 1993. Mr. Cassity earned a Bachelor of Arts degree from Columbia University in 1992. Mr. Cassity is responsible for video LifeStory(TM) production and business development at Forever Memorial, Inc. and for the management of Hollywood Forever, Inc. Mr. Cassity was instrumental in the purchase of Hollywood Forever in April of 1998.

     Name and Address               Principal Business       Relationship          Position/Offices and Terms
     ----------------               ------------------       ------------          --------------------------
Forever Enterprises, Inc.              Our business           Our Company         President (12/23/99-Present)
   10 S. Brentwood Blvd.                                                           Director (12/23/99-Present)
   St. Louis, MO 63105

National Heritage                    Holding company            Parent           Vice President (12/4/95-Present)
Enterprises, Inc.                                                                   Director (12/4/95-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

     Name and Address               Principal Business        Relationship          Position/Offices and Terms
     ----------------               ------------------        ------------          --------------------------
Forever Preneed Insurance          California insurance      100% owned by        Vice President (3/29/99-Present)
Agency, Inc.                              agency             parent company          Director (3/29/99-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

Heritage Research, Inc.            Inactive corporation      100% owned by         President (12/31/92 - Present)
   10 S. Brentwood Blvd.                                     parent company        Director (12/31/92 - Present)
   St. Louis, MO  63105

Forever Illinois, Inc.              Owns two cemeteries     100% subsidiary          Director (4/1/01-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

Forever Memorial, Inc.                    Digital           100% subsidiary       Vice President (9/15/97-Present)
   10 S. Brentwood Blvd.              memorialization                                Director (9/15/97-Present)
   St. Louis, MO 63105                    company

Forever Network, Inc.               Cemetery management     100% subsidiary         Vice President (3/95Present)
   10 S. Brentwood Blvd.                                                              Director (5/94-Present)
   St. Louis, MO 63105

Forever Oak Hill, Inc.             Inactive corporation     100% subsidiary       Vice President (9/18/02-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

Hollywood Forever, Inc.             Holding company for     100% subsidiary           Chief Executive Officer
   6000 Santa Monica Blvd.          Hollywood cemetery                                    (04/98-Present)
   Los Angeles, CA 90038                 property                                    President (04/98-Present)
                                                                                      Director (4/98-Present)

National Preneed Management        Inactive corporation      100% owned by        Vice President (5/11/94-Present)
Company                                                      parent company          Director (5/11/94-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

National Cemetery Merchandise,     Inactive corporation      100% owned by        Vice President (1/1/99-Present)
Inc.                                                         parent company          Director (1/1/99-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO  63105

         MICHAEL R. BUTLER, 37, has served as chief financial officer of the Forever Network companies (10 S. Brentwood Blvd., St. Louis, MO 63105), which are cemetery management and digital memorialization companies, since he joined us in March 1998. In August 2000, Mr. Butler was elected chief financial officer of our Company. Mr. Butler also has served as the Vice President of National Cemetery Management Company, Inc. since February 2001 and as Treasurer of Forever Illinois, Inc. since March 2001. Prior to joining us, Mr. Butler spent ten years with Monsanto Company (800 North Lindbergh Boulevard, St. Louis, MO 63167) in various positions of increasing responsibility in sales and marketing, manufacturing and business management.

         RANDALL K. SUTTON, 58, has spent 22-years with NPS. During his tenure, Mr. Sutton has managed investments for several affiliated companies. The following table sets forth the details of Mr. Sutton's business background with our Company:

     Name and Address               Principal Business        Relationship          Position/Offices and Terms
     ----------------               ------------------        ------------          --------------------------
Forever Enterprises, Inc.              Our business         Our Company          Vice President (12/99-Present)
   10 S. Brentwood Blvd.                                                           Treasurer (9/31/00-Present)
   St. Louis, MO 63105                                                              Director (10/96-Present)
                                                                               Chief Financial Officer (3/00-8/00)

Memorial Service Life Insurance       Life insurance       100% subsidiary          President (5/00-Present)
Company                                   company                                    Director (1988-Present)
   805 Las Cimas Parkway
   Suite 420
   Austin, TX 78746

Lincoln Memorial Life Insurance       Life insurance       100% subsidiary          President (5/00-Present)
Company                                   company                                    Director (1988-Present)
   805 Las Cimas Parkway
   Suite 420
   Austin, TX 78746

Lincoln Memorial Services, Inc.      Owns real estate       100% owned by          President (6/15/91-Present)
   10 S. Brentwood Blvd.                                   parent company          Director (6/15/91-Present)
   St. Louis, MO  63105

National Preneed Management        Inactive corporation     100% owned by        Vice President (2/9/01-Present)
Company                                                    parent company
   10 S. Brentwood Blvd.
   St. Louis, MO 63105

National Prearranged                Sells prearranged       100% owned by          President (1/1/99-Present)
Services, Inc.                      funeral contracts      parent company           Director (1982-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO 63105

     Name and Address               Principal Business        Relationship          Position/Offices and Terms
     ----------------               ------------------        ------------          --------------------------
Forever Preneed Insurance          California insurance     100% owned by            Chief Financial Officer
Agency, Inc.                              agency           parent company               (1/1/96-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO 63105

National Cemetery Merchandise,     Inactive corporation     100% owned by          Director (3/29/99-Present)
Inc.                                                       parent company
   10 S. Brentwood Blvd.
   St. Louis, MO 63105

Hollywood Forever, Inc.             Holding company for    100% subsidiary         Director (6/30/95-Present)
   6000 Santa Monica Blvd.             the Hollywood
   Los Angeles, CA 90038             cemetery property

Texas Forever, Inc.                Owns funeral home in    100% subsidiary      Vice President (12/9/99-Present)
   10 S. Brentwood Blvd.                   Texas                                   Director (12/9/99-Present)
   St. Louis, MO 63105

Wise and Associates, Inc.          Inactive corporation    100% subsidiary      Vice President (9/25/98-Present)
   10 S. Brentwood Blvd.
   St. Louis, MO 63105

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information regarding the beneficial ownership of our common stock by each person described above, as of November 1, 2003. Except as otherwise noted, each person indicated has sole voting and investment power with respect to the securities listed.

         Name                                                                   Shares Beneficially Owned (1)
         ----                                                                   -----------------------------
Howard A. Wittner (2)                                                                  6,830,880/98.5%
     Trustee of the RBT Trust II
     7700 Bonhomme, Suite 400
     Clayton, Missouri 63105

Howard A. Wittner (3)                                                                     101,010/1.4%

Brent D. Cassity (4)                                                                           23,760(5)

J. Tyler Cassity  (6)                                                                          23,760(5)

Randall K. Sutton (7)                                                                          65,510(5)

Steven M. Zamler                                                                                    0

Oliver C. Boileau, Jr. (8)                                                                          0

Michael Butler (9)                                                                             38,510(5)

All executive officers and directors (7 persons) (10)                                  7,083,430/98.7%

(1) The percentage calculations for beneficial ownership are based upon 6,936,059 shares of common stock issued and outstanding as of November 1, 2003, plus, with respect to each individual and all directors and executive officers as a group, the number of shares subject to options that are exercisable currently or within 60 days of November 1, 2003.

(2) Includes 6,400,000 shares held of record by National Heritage Enterprises, Inc., which is wholly owned by the RBT Trust II, dated September 28, 1990, 71,780 shares held by NPS, its wholly-owned subsidiary, and 359,100 shares held by the NPS Preneed Trust IV, a statutory trust of which NPS is the beneficiary. Mr. Wittner serves as the trustee of the RBT Trust II, and Brent D. Cassity, J. Tyler Cassity and Rhonda L. Cassity, their mother, are equal beneficiaries.

(3) Of such shares: 1,000 shares reported are held by the H&A Partnership, of which Mr. Wittner is a partner; and 100,000 shares are subject to options currently exercisable. Mr. Wittner disclaims beneficial ownership of the 500 shares ascribed to his partner.

(4) Mr. Cassity is a one-third beneficiary of the RBT Trust II. Represents 23,750 shares subject to options currently exercisable, and 10 shares owned by his spouse.

(5) Less than one percent.

(6) Mr. Cassity is a one-third beneficiary of the RBT Trust II. Includes 23,750 shares subject to options currently exercisable.

(7) Includes 52,500 shares subject to options currently exercisable, and 10 shares owned by his spouse.

(8) Does not include 37,500 shares subject to currently exercisable options held by Mr. Boileau's adult child.

(9) Includes 37,500 shares subject to options currently exercisable, and 1,000 shares held jointly with his wife.

(10) Includes 237,500 shares subject to options currently exercisable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on
Schedule 13E-3 with the SEC relating to the offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

         The SEC allows us to incorporate by reference into this Offer to Purchase information contained in our annual and quarterly reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is modified or superseded by information contained in this Offer to Purchase or any other subsequently filed document. The financial information incorporated by reference is an important part of this Offer to Purchase and we urge all eligible stockholders to read this financial information in its entirety before tendering their shares.

         The following financial information has been filed by us with the SEC and is incorporated by reference into this offer to purchase:

         1. Annual Report on Form 10-K for the year ended December 31, 2002;

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

         3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;
         and

         4. Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

         No person is authorized to give any information or represent anything not contained in this Offer to Purchase. We are only making the offer in places where offers to purchase our common stock are permitted. The information contained in this Offer to Purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

         THE DOCUMENTS CONTAINING INFORMATION INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO THE INFORMATION AGENT. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN DECEMBER 10, 2003. ANY DOCUMENTS SO REQUESTED WILL BE MAILED TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER YOUR REQUEST IS RECEIVED.

                            The Information Agent is:

                             The Altman Group, Inc.

                            1275 Valley Brook Avenue
                               Lyndhurst, NJ 07071
                                 (201) 460-1200
                           (Toll Free) (800) 467-0802
                           (Facsimile) (201) 460-0050

                            -------------------------

                               The Depositary is:

                     American Stock Transfer & Trust Company

                           By Facsimile Transmission:
                        (for Eligible Institutions only)
                                 (718) 234-5001

                         Confirm Facsimile Transmission
                                  by Telephone:
                                 (718) 234-5001

         Additional copies of this Offer to Purchase, the Letter of Transmittal or other offer materials may be obtained from the Information Agent.

         Questions and requests for assistance with the tender procedures also should be directed to the Information Agent.